Exhibit 99.1

Sophiris Bio Reports Administrative Interim Analysis for the "PLUS-1" Phase 3 Trial of PRX302 for Benign Prostatic Hyperplasia

San Diego and Vancouver, British Columbia, December 15, 2014 – Sophiris Bio Inc. (NASDAQ: SPHS) (the “Company” or “Sophiris”), a biopharmaceutical company developing PRX302 (topsalysin) for the treatment of symptoms of benign prostatic hyperplasia (BPH, enlarged prostate) and the treatment of localized prostate cancer, today announced findings from an administrative interim analysis of efficacy in its ongoing Phase 3 “PLUS-1” trial of PRX302 as a treatment for lower urinary tract symptoms of BPH. The Independent Data Monitoring Committee (IDMC) reported that a predefined efficacy threshold following treatment was not achieved. This administrative interim analysis was conducted specifically for planning subsequent clinical trials. The ongoing “PLUS-1” study is unaffected by this recommendation, and all patients in the study will continue to be followed to enable the evaluation of the primary efficacy endpoint at 52 weeks.

“Patients will continue to be followed for the duration of the study to evaluate the International Prostate Symptom Score (IPSS) total score change from baseline over 52 weeks – the primary endpoint of the study,” stated Randall Woods, president and CEO of Sophiris. “We expect to be able to provide further commentary on the activity of PRX302 once the study is complete and all the data through 52 weeks are unblinded and analyzed in the fourth quarter of 2015.”

The IDMC completed the planned, protocol-specified administrative analysis of efficacy based on the IPSS change from baseline to Week 12 for all 479 patients dosed in the study. Simultaneously with this administrative interim efficacy analysis, the IDMC completed its fifth and final periodic analysis of unblinded safety data and reported no safety concerns to Sophiris. There were no events of sepsis reported post administration of study drug in this trial.

The IDMC conveyed this recommendation to Sophiris in a manner that would not unblind the study nor reveal the actual measured treatment effect. Sophiris and others directly involved in the study will remain blinded to treatment group assignment as the 52 week monitoring period continues until after the last patient has completed the study, which is anticipated to be in September 2015

The Phase 3 “PLUS-1” study is an international, multicenter, randomized, double-blind, and vehicle-controlled trial to assess the safety and efficacy of a single intraprostatic administration of PRX302 (0.6 µg/g prostate) for the treatment of BPH. Enrollment and dosing in the study were completed in September 2014. The primary endpoint is the IPSS total score change from baseline over 52 weeks. Secondary endpoints include Qmax (maximum urine flow) change from baseline over 52 weeks.

About Sophiris

Sophiris Bio Inc. is a biopharmaceutical company developing PRX302, a clinical-stage, targeted therapy for the treatment of the symptoms of BPH and treatment of low to intermediate risk localized prostate cancer. PRX302 is in Phase 3 clinical development for the treatment of the symptoms of BPH and is designed to be as efficacious as pharmaceuticals, less invasive than the surgical interventions, and without the sexual side effects seen with existing treatments. Sophiris plans to initiate a Phase 2 proof of concept study of PRX302 for the treatment of localized low to intermediate risk prostate cancer prior to the end of the first quarter of 2015. For more information, please visit www.sophiris.com.

For more information, please visit www.sophiris.com.

Certain statements included in this press release may be considered forward-looking including any implied statements about the results of the ongoing clinical trial of PRX302 or the efficacy of PRX302 and statements in the CEO’s quote and plans related to other clinical trials. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. All forward-looking statements are based on Sophiris’ current beliefs as well as assumptions made by and information currently available to Sophiris Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Due to risks and uncertainties, including risks that the interim analysis after three months from treatment may not be indicative of the final results after 12 months from treatment, risks relating to the Company’s ability to raise capital to fund an additional Phase 3 clinical trial and the risks and uncertainties identified by Sophiris in its public securities filings; actual events may differ materially from current expectations. Sophiris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Peter Slover

Chief Financial Officer

(858) 777-1760

Corporate Communications and Investor Relations:

Michael Moore	Jason I. Spark
Equicom Group	Canale Communications, Inc.
Investor Relations	Corporate Communications and IR
858-886-7813	619-849-6005
mmoore@tmxequicom.com	jason@canalecomm.com